EXHIBIT A

                     Cover Letter to the Offer to Purchase

                 [Torrey U.S. Strategy Partners, LLC Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

May 3, 2004

Dear Torrey U.S. Strategy Partners, LLC Member:

          We are writing to inform you of important dates relating to a tender offer by Torrey U.S. Strategy Partners, LLC (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

          The tender offer period will begin on May 3, 2004 and end at 12:00 midnight, Eastern Time, on May 28, 2004. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

          Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than May 28, 2004. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

          All tenders of Interests must be received by the Torrey Associates, LLC, acting in its capacity as the investor support services agent for the Fund, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by, May 28, 2004.

          If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your investment professional at Wachovia Securities, LLC or Wachovia Securities Financial Networks, LLC or Eileen Spencer at Torrey Associates, LLC on (212) 644-7800.

Sincerely,

Torrey U.S. Strategy Partners, LLC








80350.0166 #483074